Exhibit 99.1

Waitr Holdings Reports Fourth Quarter and Full Year 2019 Results

LAFAYETTE, LA, March 16, 2020 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr” and “Company”), a leader in on-demand food ordering and delivery, today reported financial results for its fourth quarter and full year ended December 31, 2019.

“First, I want to say that the health of our employees, restaurant partners, diners and drivers has always been the top priority for us. We have taken many measures to further protect our employees and drivers while continuing to support our restaurant partners and serve our diners during the COVID-19 health crisis. We want to support our communities and local small businesses in any way possible in this time of need,” said Carl Grimstad, Chairman and CEO of Waitr.

“Moving onto our 2019 results, Waitr faced many challenges this past year,” continued Grimstad. “The Company completed the acquisition of Bite Squad, eﬀectively doubling the size of the business. Waitr also faced increased competition in some markets and encountered various management and personnel changes. Unfortunately, these distractions resulted in a lack of focus on our customers and operations. Over the past few months, this has changed. We are positioning Waitr for sustainable, long-term growth and improving service quality to our restaurant partners, our diners and drivers. We have made tremendous progress on these fronts so far in 2020, and I expect these initiatives will result in the Company achieving positive cash flow, beginning in the first quarter of 2020.”

“We have been creating ways to add more value for our restaurant partners by providing additional services to help restaurant owners grow their businesses. We are focused on cementing our leading position in markets and providing diners with access to an ever-expanding restaurant selection. We initiated the transition of our drivers to an independent contractor model, and away from an employee model, and expect this to be completed in April 2020. This transition allows our drivers to have more flexibility of their hours and the ability to earn more on their own terms. Lastly, Waitr has been increasing the functionality of its platforms and improving customer service. We continue to expand our customer service and dispatch teams, based in Lafayette and Lake Charles, Louisiana, the heart of Waitr’s business, while focusing on providing the highest quality support for all three of these groups. We believe our intense focus on supporting our restaurants, our diners and drivers is a clear diﬀerentiator to many of the larger platforms. I continue to be confident in the future of Waitr,” concluded Grimstad.

Liquidity Update

As of December 31, 2019, the Company had cash on hand of $29.3 million, of which $3.4 million was reserved under compensating balance arrangements with banks. The Company had total long-term debt outstanding at December 31, 2019 of $130.9 million, consisting of $69.5 million of term loans, $61.1 million of convertible notes and $0.3 million of promissory notes. The term loans and convertible notes mature in November 2022. Outstanding short-term debt as of December 31, 2019 totaled $3.6 million.

During the second half of 2019 and through the first quarter of 2020, management has implemented plans to improve the liquidity of the Company, including several initiatives to realize synergies from the Bite Squad Merger and to align the combined Company’s cost structure. These initiatives included staff reductions in November 2019 and January 2020 and the consolidation of operations, support and sales and marketing functions, as well as the integration of five markets in which Waitr and Bite Squad operations overlapped. Additionally, the Company initiated modifications to its fee structure in July 2019 with a majority of restaurants on the Waitr Platform, which became effective in August 2019, and in January 2020, with the majority of the remaining restaurants on its Platforms, which became effective throughout February

2020. Further, in December 2019 and January 2020, the Company closed approximately 60 unprofitable, non-core markets. The combination of these initiatives has reduced the Company’s overall cost structure and resulted in improved revenue per order and cash flow, stabilizing the Company’s working capital and cash balances. As of January 31 and February 29, 2020, cash on hand was approximately $30.3 million and $29.9 million, respectively. Additionally, as of March 13, 2020, cash on hand was approximately $30.5 million, essentially flat relative to December 2019.

Fourth Quarter 2019 Financial Highlights

The Company closed on the acquisition of Bite Squad on January 17, 2019. Unless otherwise noted, variances in revenue and operating expenses for the fourth quarter of 2019 compared to the fourth quarter of 2018 result from the inclusion of results of operations from Bite Squad in 2019.

•	Revenue for the fourth quarter of 2019 was $43.1 million compared to $21.3 million in the fourth quarter of 2018, an increase of 103%.

•	Operations and support expense increased by $18.2 million, or 111%, to $34.6 million for the fourth quarter of 2019, compared to $16.4 million for the fourth quarter of 2018.

•	Sales and marketing expense increased by $4.2 million, or 63%, to $10.8 million for the fourth quarter of 2019, compared to $6.6 million for the fourth quarter of 2018.

•	Research and development expense totaled $1.7 million and $1.9 million for the fourth quarters of 2019 and 2018, respectively.

•	General and administrative expense decreased by 5% to $12.7 million in the fourth quarter of 2019 from $13.5 million for the fourth quarter of 2018, primarily due to lower stock-based compensation.

•	Depreciation and amortization expense increased to $2.0 million in the fourth quarter of 2019 from $0.3 million in the fourth quarter of 2018.

•	During the fourth quarter of 2019, the Company recognized a $0.3 million non-cash charge related to the impairment of previously capitalized software development costs.

•

Net loss for the fourth quarter of 2019 was $21.6 million, or a loss of $0.28 per diluted share, compared to a loss of $17.0 million, or a loss of $0.52 per diluted share, in the fourth quarter of 2018. Net loss for the fourth quarters of 2019 and 2018 included $0.5 million and $9.5 million, respectively, of non-cash stock-based compensation expenses, considered within Adjusted EBITDA for each period.

•

Adjusted EBITDA for the fourth quarter of 2019 was a loss of $14.4 million compared to a loss of $6.4 million in the fourth quarter of 2018. Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of GAAP net loss to Adjusted ABITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measure,” included herein.

Fourth Quarter 2019 Key Business Metrics

•	Average Daily Orders[1] for the fourth quarter of 2019 were 44,788, an increase of 75% over Average Daily Orders of 25,532 for the same quarter of 2018.

•	Active Diners[2] grew 138% year over year to 2.4 million diners as of December 31, 2019, driven largely by the acquisition of Bite Squad combined with organic growth.

•	Gross Food Sales[3] for the fourth quarter of 2019 totaled $149.1 million, compared to $81.3 million for the fourth quarter of 2018, representing an 83% increase.

Full Year 2019 Financial Highlights

Unless otherwise noted, variances in revenue and operating expenses for 2019 compared to 2018 result from the inclusion of results of operations from Bite Squad since the acquisition date, January 17, 2019.

•

Revenue increased by 177% to $191.7 million in the year ended December 31, 2019 from $69.3 million in the year ended December 31, 2018, primarily due to the Bite Squad Merger as well as continued adoption in existing markets and contribution from markets launched in late 2018 and early 2019.

•	Operations and support expense increased by $96.4 million, or 187%, to $147.8 million in the year ended December 31, 2019 from $51.4 million in the year ended December 31, 2018.

•

Sales and marketing expense increased by $36.7 million, or 234%, to $52.4 million in the year ended December 31, 2019 from $15.7 million in the year ended December 31, 2018, primarily due to the Bite Squad Merger, as well as increased digital and traditional advertising spend.

•	Research and development expense increased by $3.8 million, or 97%, to $7.7 million in the year ended December 31, 2019 from $3.9 million in the year ended December 31, 2018.

•

General and administrative expense increased by $25.8 million, or 83%, to $56.9 million in the year ended December 31, 2019 from $31.1 million in the year ended December 31, 2018, due primarily to increased headcount as a result of the Bite Squad Merger, business combination-related professional and other costs, costs associated with reductions in force, as well as increased auto liability and workers’ compensation insurance costs related to increased headcount, business volume and loss claims.

•	Depreciation and amortization expense increased to $15.8 million in the year ended December 31, 2019 from $1.2 million in the year ended December 31, 2018.

_______________________________________________________________________

1 Average Daily Orders represent the number of orders during the period divided by the numbers of days in that period.

2 Active Diners represent the number of diner accounts from which an order has been placed through the Platforms during the past twelve months (as of the end of the relevant period).

3 Gross Food Sales represent food and beverage receipts, plus taxes, prepaid gratuities and diner fees.

•

During the year ended December 31, 2019, Waitr recognized a non-cash goodwill impairment charge of $119.2 million and non-cash intangible asset impairment charges of $72.0 million, as a result of its annual goodwill impairment analysis, which concluded that the fair value of the reporting unit (the Company) was less than its carrying amount. The primary factor contributing to the decline in fair value of the reporting unit was the negative impacts on the Company’s estimated order volumes and revenue resulting from adverse changes in market conditions from increased competition.

•

Net loss for the year ended December 31, 2019 was $291.3 million, or a loss of $4.00 per diluted share, compared to a loss of $34.3 million, or a loss of $2.18 per diluted share, in the year ended December 31, 2018. Net loss for the year ended December 31, 2019 included the goodwill and intangible asset impairment charges discussed above, as well as $7.4 million of non-cash stock-based compensation expenses, all of which have been considered within Adjusted EBITDA. The year ended December 31, 2018 net loss included $13.1 million of non-cash stock-based compensation expenses.

•	Adjusted EBITDA for the year ended December 31, 2019 was a loss of $54.8 million compared to a loss of $13.2 million for the year ended December 31, 2018.

Full Year 2019 Key Business Metrics

•	Average Daily Orders for the years ended December 31, 2019 and 2018 were 51,156 and 21,860, respectively.

•	Gross Food Sales for the years ended December 31, 2019 and 2018 totaled $663.9 million and $278.8 million, respectively.

Other Information

Waitr will not be hosting a conference call to discuss the fourth quarter and full year 2019 operational and financial results.

About Waitr Holdings Inc.

Founded in 2013 and based in Lafayette, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Waitr, along with recently acquired food delivery company Bite Squad, connects local restaurants to hungry diners in underserved U.S. markets. Together they are a convenient way to discover, order and receive great food from local restaurants and national chains. As of December 31, 2019, Waitr and Bite Squad operated in small and medium sized markets in the United States in approximately 640 cities.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define Adjusted EBITDA as net loss adjusted to exclude interest expense, income taxes, depreciation and amortization, acquisition and restructuring costs, stock-based compensation expense, impairments of intangible assets and goodwill and gains and losses associated with derivatives and debt extinguishments and when applicable, other expenses that do not reflect our core operations. We use this non-GAAP financial measure as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions and restructuring, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

See “Non-GAAP Financial Measure/Adjusted EBITDA” below for a reconciliation of net loss to Adjusted EBITDA for the fourth quarter and full years ended December 31, 2019 and 2018.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by the federal securities laws, including statements regarding the future performance of the Company. Forward-looking statements reflect Waitr’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Waitr’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information will be set forth in Waitr’s Annual Report on Form 10-K for the year ended December 31, 2019, which will be filed with the SEC on March 16, 2020, and should be read in conjunction with these financial results. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr (or to third parties making the forward-looking statements).

Contacts:

Investors

WaitrIR@icrinc.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
REVENUE	$43,100	$21,273	$191,675	$69,273
COSTS AND EXPENSES:
Operations and support	34,589	16,372	147,759	51,428
Sales and marketing	10,755	6,579	52,370	15,695
Research and development	1,709	1,925	7,718	3,913
General and administrative	12,747	13,481	56,862	31,148
Depreciation and amortization	1,983	321	15,774	1,223
Goodwill impairment	—	—	119,212	—
Intangible and other asset impairments	316	—	73,251	—
Loss on disposal of assets	10	1	36	9
TOTAL COSTS AND EXPENSES	62,109	38,679	472,982	103,416
LOSS FROM OPERATIONS	(19,009)	(17,406)	(281,307)	(34,143)
OTHER EXPENSES (INCOME) AND LOSSES (GAINS), NET
Interest expense	2,838	919	9,408	1,822
Interest income	(160)	(404)	(1,037)	(406)
Gain on derivatives	—	(1)	—	(337)
Gain on debt extinguishment	—	(486)	—	(486)
Other (income) expenses	(107)	1	1,547	2
NET LOSS BEFORE INCOME TAXES	(21,580)	(17,435)	(291,225)	(34,738)
Income tax expense (benefit)	21	(465)	81	(427)
NET LOSS	$(21,601)	$(16,970)	$(291,306)	$(34,311)
LOSS PER SHARE:
Basic and diluted	$(0.28)	$(0.52)	$(4.00)	$(2.18)
Weighted average common shares outstanding – basic and diluted	76,357,305	32,600,466	72,404,020	15,745,065

KEY BUSINESS METRICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Active Diners (as of period end)	2,352,007	989,000	2,352,007	989,000
Average Daily Orders	44,788	25,532	51,156	21,860
Gross Food Sales (dollars in thousands)	$149,084	$81,328	$663,919	$278,833
Average Order Size (in dollars)	$36.18	$34.62	$36.15	$34.95

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,	December 31,
	2019	2018 (1)
ASSETS
CURRENT ASSETS
Cash	$29,317	$209,340
Accounts receivable, net	3,272	3,687
Capitalized contract costs, current	199	1,869
Prepaid expenses and other current assets	8,329	4,548
TOTAL CURRENT ASSETS	41,117	219,444
Property and equipment, net	4,072	4,551
Capitalized contract costs, noncurrent	772	827
Goodwill	106,734	1,408
Intangible assets, net	25,761	261
Other noncurrent assets	517	61
TOTAL ASSETS	$178,973	$226,552
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
CURRENT LIABILITIES
Accounts payable	$4,384	$1,827
Restaurant food liability	5,612	208
Accrued payroll	5,285	3,055
Short-term loans	3,612	658
Deferred revenue, current	414	3,314
Income tax payable	51	25
Other current liabilities	12,630	4,508
TOTAL CURRENT LIABILITIES	31,988	13,595
Long-term debt	123,244	80,985
Accrued workers’ compensation liability	463	908
Deferred revenue, noncurrent	45	1,356
Other noncurrent liabilities	325	217
TOTAL LIABILITIES	156,065	97,061
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	8	5
Additional paid in capital	385,137	200,417
Accumulated deficit	(362,237)	(70,931)
TOTAL STOCKHOLDERS’ EQUITY	22,908	129,491
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$178,973	$226,552

(1)	Certain prior period amounts have been reclassified to conform to the current period’s presentation.

CONSOLIDATED CASH FLOW STATEMENTS

(In thousands)

(Unaudited)

	Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss	$(291,306)	$(34,311)	$(26,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	5,674	1,206	125
Non-cash advertising expense	397	603	—
Stock-based compensation	7,238	12,939	1,199
Equity issued in exchange for services	120	120	120
Loss on disposal of assets	36	9	33
Depreciation and amortization	15,774	1,223	723
Goodwill impairment	119,212	—	—
Intangible and other asset impairments	73,251	—	584
Amortization of capitalized contract costs	1,637	1,513	589
(Gain) loss on derivatives	—	(337)	52
(Gain) loss on debt extinguishment	—	(486)	10,537
Other non-cash (income) expense	(68)	75	—
Changes in assets and liabilities:
Accounts receivable	2,143	(1,563)	(1,362)
Capitalized contract costs	(4,579)	(2,785)	(1,498)
Prepaid expenses and other current assets	(2,676)	(3,789)	(324)
Accounts payable	1,604	1,580	188
Restaurant food liability	4,475	170	38
Deferred revenue	(4,210)	2,312	1,449
Income tax payable	26	(427)	1
Accrued payroll	1,104	2,105	638
Accrued workers’ compensation liability	(446)	(342)	1,250
Other current liabilities	(3,012)	4,213	154
Other noncurrent liabilities	129	130	—
Net cash used in operating activities	(73,477)	(15,842)	(12,411)
Cash flows from investing activities:
Purchases of property and equipment	(1,636)	(3,750)	(1,769)
Acquisition of Bite Squad, net of cash acquired	(192,568)	—	—
Other acquisitions	(695)	(11)	—
Collections on notes receivable	94	—	—
Internally developed software	(1,805)	—	(105)
Proceeds from sale of property and equipment	34	—	—
Net cash used in investing activities	(196,576)	(3,761)	(1,874)
Cash flows from financing activities:
Proceeds from line of credit	—	5,000	—
Payments on line of credit	—	(5,000)	—
Proceeds from convertible notes issuance	—	1,470	7,684
Repayment of Series 2017 and Series 2018 notes	—	(3,207)	—
Cash received from Landcadia Holdings	—	215,331	—
Waitr shares redeemed for cash	(10)	(71,683)	—
Proceeds from issuance of stock	50,002	—	7,224
Equity issuance costs	(4,179)	—	—

Proceeds from Notes and Term Loans	42,080	85,000	—
Debt issuance costs	—	(3,050)	—
Proceeds from warrant exercises	—	380	—
Proceeds from short-term loans	7,875	2,172	—
Payments on short-term loans	(4,931)	(1,514)	—
Proceeds from exercise of stock options	4	97	5
Taxes paid related to net settlement on stock-based compensation	(811)	—	—
Other proceeds from financing activities	—	—	34
Net cash provided by financing activities	90,030	224,996	14,947
Net change in cash	(180,023)	205,393	662
Cash, beginning of period	209,340	3,947	3,285
Cash, end of period	$29,317	$209,340	$3,947
Supplemental disclosures of cash flow information:
Cash paid during the period for state income taxes	$74	$31	$5
Cash earned during the period for interest	969	406	2
Cash paid during the period for interest	3,734	616	158
Supplemental disclosures of non-cash investing and financing activities:
Stock issued as consideration in Bite Squad acquisition	$126,574	$—	$—
Stock issued in connection with Additional Term Loans	3,884	—	—
Non-cash gain on debt extinguishment	1,897	—	—
Seller-financed payables related to other acquisitions	868	—	—
Non-cash investments in other acquisitions	868	142	—
Debt assumed in IndiePlate asset acquisition	—	60	—
Bifurcated embedded derivatives	—	87	—
Discount on convertible notes due to beneficial conversion feature	—	1,530	—
Premium on convertible notes	—	—	10,444
Warrants issued	—	1,612	—
Conversion of convertible notes to preferred stock	—	8,681	22

NON-GAAP FINANCIAL MEASURE

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
NET LOSS	$(21,601)	$(16,970)	$(291,306)	$(34,311)
Interest expense	2,838	919	9,408	1,822
Income taxes	21	(465)	81	(427)
Depreciation and amortization	1,983	321	15,774	1,223
Goodwill impairment	—	—	119,212	—
Stock-based compensation	521	9,488	7,358	13,059
Gain on derivatives	—	(1)	—	(337)
Intangible and other asset impairments	316	—	73,251	—
Gain on early debt extinguishment	—	(486)	—	(486)
Business combination related expenditures	—	772	6,956	6,245
Costs associated with reduction in force	1,478	—	2,504	—
Accrued legal contingency	—	—	2,000	—
ADJUSTED EBITDA	$(14,444)	$(6,422)	$(54,762)	$(13,212)